Exhibit 99

MERIDIAN BANCORP, INC.

COMPLETES SYNDICATED COMMUNITY OFFERING

Peabody, Massachusetts, July 14, 2014 — Meridian Interstate Bancorp, Inc. (the “Company”) (NasdaqGS: EBSB), the holding company for East Boston Savings Bank, announced today that Meridian Bancorp, Inc., a newly formed corporation (“New Meridian”) that is the proposed successor holding company for East Boston Savings Bank, has completed the syndicated community offering portion of the stock offering it is conducting in connection with the Company’s previously announced plans to become a fully public company.

Based on preliminary figures, New Meridian expects to sell a total of 32,500,000 shares of common stock at $10.00 per share, for gross offering proceeds of $325.0 million, in its stock offering. The total is between the maximum and the adjusted maximum of the offering range. This total amount includes 1,625,000 shares that are being subscribed for by the East Boston Savings Bank Employee Stock Ownership Plan, or 5% of the total number of shares sold.

The closing of the conversion and offering remains subject to customary regulatory approvals. The Company anticipates closing the conversion and offering as soon as practicable following the receipt of these approvals.

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to: the failure to obtain the approval of the Massachusetts Commissioner of Banks and the Board of Governors of the Federal Reserve System for the proposed conversion and related stock offering, delays in obtaining such approvals, or adverse conditions imposed in connection with such approvals; confirmation of final offering proceeds; risks related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation, the Depositors Insurance Fund or any other government agency.

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